Exhibit 3.57

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:11 PM 05/29/2014
FILED 02:06 PM 05/29/2014
SRV 140749619 - 5541813 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

FIRST. The name of the limited liability company is

CCO Holdco Transfers, LLC

SECOND. The purpose of the company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

THIRD. The duration of the company shall be perpetual.

FOURTH: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of May, 2014.

BY:	/s/ Thomas E. Proost
Thomas E. Proost
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:42 PM 05/29/2014
FILED 06:42 PM 05/29/2014
SRV 140757272 - 5541813 FILE

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is:
CCO Holdco Transfers, LLC.

2.	That a Certificate of Formation was filed by the Secretary of State of Delaware on May 29, 2014, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: (must give specific reason)
The name of the entity was listed in error.

4.	The Certificate is hereby corrected to read as follows:
The name of the Limited Liability Company is: CCO Holdco Transfers VII, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29th day of May, A.D. 2014.

By:	/s/ Thomas E. Proost
Authorized Person

Name:	Thomas E. Proost
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